ADMINISTRATION AGREEMENT

          THIS AGREEMENT is made as of this 14th day of November, 1991, as amended and restated as of November 12, 2002, by and between The Advisors' Inner Circle Fund (the "Trust"), a Massachusetts business trust, and SEI Investments Global Funds Services (the "Administrator"), a Delaware business trust.

            WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series portfolios; ("Portfolios"), each of which may consist of one or more classes of shares of beneficial interest ("Shares"); and

          WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Portfolios of the Trust on the terms and condition s hereinafter set forth herein;

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, Trust and the Administrator hereby agree as follows:

          ARTICLE 1. RETENTION OF THE ADMINISTRATOR. Trust hereby retains the Administrator to furnish the Portfolios with accounting and administrative services as set forth in this Agreement, and the Administrator hereby accepts such employment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

          ARTICLE 2. ADMINISTRATIVE AND ACCOUNTING SERVICES. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto. The Administrator shall provide the Trust with all necessary office space, equipment, personnel, facilities (including facilities for Shareholders' and Trustees' meetings) and compensation for providing such services. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to Trust for the acts and omissions of such other entities. In meeting its duties hereunder, Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES.

          (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

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          (13) FUND EXPENSES. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees at 0:1 charges of service providers to the Trust. Trust shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

          ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR. Trust shall pay to the Administrator compensation at the annual rate specified in the schedules attached hereto until this Agreement is terminated in accordance with Article
6. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

          ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include Trustees, officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to Trust for consequential, indirect or punitive damages.

          So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of Administrator in carrying out its duties hereunder, The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

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          The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

          Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.

          The Administrator may apply to Trust at any time for instructions and may consult counsel for Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

          Also, the Administrator shall be protected in acting upon any document which it reasonably believes 10 be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of Trust until receipt of written notice thereof from Trust.

          Nothing herein shall make Administrator liable for the performance or omissions of unaffiliated third parties not under Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

          ARTICLE 6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on the date set forth in the schedules attached hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in the schedules attached hereto, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 day;' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 th tys prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Portfolio or the Trust, effective upon the liquidation of such Portfolio or the Trust, as the case may be. For purposes of this paragraph, the

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term "liquidation" shall mean a transaction in which the assets of the Trust or a Portfolio are sold or otherwise; disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

          ARTICLE 7. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to Trust re not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

          ARTICLE 8. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by the Administrator in connection with this Agreement, including any nonpublic personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law or after prior notification to and approval in writing by Trust, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

          ARTICLE 9. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintain d by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrender d promptly to the Trust on request.

          In case of any request or demand for the inspection of such records by another party, the Administrator shall notify Trust and follow Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) Trust has agreed to indemnify the Administrator against such liability.

          ARTICLE 10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertake; to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

          ARTICLE 11. INTERNET ACCESS. Data and information may be made electronically accessible to the Trust and its adviser and/or sub-adviser through Internet access to one or more links provided by the Administrator ("Web Link"). All rights in Web Link (including text and "look and feel" attributes) are owned by Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of Administrator. Use of the Web Link by T rust or its agents will be subject to any terms of use set forth on the web site. A Web Link and the information (including text, graphics and functionality) in the Web Link is

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presented. "As Is" and "As Available" without express or implied warranties including, but not limited t(1, implied warranties of non-infringement, merchantability and fitness for a particular purpose. Administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantee s the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

          ARTICLE 12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

          ARTICLE 13. ASSIGNMENT. This Agreement shall not be assignable by either party without tide prior written consent of the other party.

          ARTICLE 14. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

          ARTICLE 15. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other parte at the last address furnished by the other party to the party giving notice: if to Trust, at One Freedom Valley Drive, Oaks, Pennsylvania, 19456; and if to the Administrator at One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

          ARTICLE 16. FORCE MAJEURE. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, the It is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

          ARTICLE 17. EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

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          ARTICLE 18. DEFINITIONS OF CERTAIN TERMS. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

          ARTICLE 19. HEADINGS. All Article headings contained in this Agreement are for convene: ice of reference only, do not form a part of this Agreement and will not affect in any way the r leaning or interpretation of this Agreement. Words used herein, regardless of the number a ad gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

          ARTICLE 20. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          ARTICLE 21. LIMITATION OF LIABILITY. Notice is hereby given that this Agreement is executed xi behalf of the Trustees of the Trust as trustees and not individually, and that all obligationS of this Agreement are not binding upon any of the trustees, officers, agents or shareholders of any of the Portfolios or the Trust individually, but binding only upon the assets and property of the Portfolios or the Trust. No Portfolio shall be liable for any claims against any other Portfolio.

          ARTICLE 22. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

          ARTICLE 23. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

          ARTICLE 24. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

THE ADVISORS' INNER CIRCLE FUND

By: /s/ William E. Zitelli
---------------------------
Name: William E. Zitelli
Title: Vice President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: /s/ John Munch
--------------------
Name: John Munch
Title: Vice President










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                                   SCHEDULE A
                        TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF NOVEMBER 14, 1991
                  AS AMENDED AND RESTATED ON NOVEMBER 12, 2002
                                    BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES

Administrator shall provide the following services to the Trust:

(a)  Maintain the Trust's accounting books and records;

(b) Obtain portfolio security valuations from appropriate sources consistent with the Trust's pricing and valuation policies, and calculate net asset value of each portfolio and class;

(c) Compute yields, total return, expense ratios, portfolio turnover rate and average dollar- weighted portfolio maturity, as appropriate;

(d) Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

(e) Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

(f) Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

(g) Provide standardized performance reporting data to the Trust and its adviser;

(h) Provide performance, financial and expense information for registration statements and proxies;

(i) Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

(j) Prepare Trust's financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N- SAR and 24f-2, provide fund performance data for annual report, coordinate printing and


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     delivery of annual and semi-annual reports to shareholders, and file Form
     N-SAR, Form 24f-2 and annual/semi-annual reports via EDGAR;

(k) Monitor each Portfolio's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;

(1) Prepare and file federal and state tax returns for the Trust, and provide data for year-end 1099's and supplemental tax letters;

(m) Provide such fund accounting and financial reports in connection with quarterly meetings of the Board of Trustees as are required or as the Board may reasonably request;

(n) Manage the proxy process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

(o) Provide individuals to serve as officers of the Trust, as requested;

(p) Coordinate with Trust's counsel on drafting, review and filing of registration statements aid proxies, and coordinate printing and delivery of prospectuses and proxies;

(q) Coordinate the Trust's Board of Trustees' schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);

(r) Provide consultation to the Trust and its adviser on regulatory matters relating to the operation of the Trust, and update the Trust and its adviser on significant regulatory and legislative developments which may affect the Trust;

(s) Develop or assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;

(t) Act as liaison to legal counsel to the Trust and, where applicable, to legal counsel to the Trust's independent Trustees;

(u) Coordinate with Trust counsel in the preparation, review and execution of contracts between the Trust and third parties, such as the Trust's investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

(v) Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Trust's legal counsel in responding to any non-routine regulatory matters with respect to such matters;


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(w)  Provide consulting with respect to the ongoing design, development and operation of the Trust, including new portfolios or share classes and/or load structures and financing, as well as changes to investment objectives and policies for existing portfolios;

(x) Coordinate as necessary the registration or qualification of shares of the Trust with appropriate state securities authorities.




                              [END OF SCHEDULE A]










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